Advaxis ANNOUNCES 1-FOR-125 REVERSE STOCK SPLIT
AND DECREASE IN AUTHORIZED SHARES of common stock

Princeton, NJ – July 15, 2013 – Advaxis, Inc., (OTCQB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced today a 1-for-125 reverse stock split of its common stock and a decrease in the number of its authorized shares of common stock from 1,000,000,000 to 25,000,000. The reverse stock split and the decrease in the number of authorized shares of common stock were authorized by Advaxis’ stockholders at the annual meeting of stockholders held on June 14, 2013.

Advaxis’ shares of common stock will trade on a post-split basis beginning on July 15, 2013. The ticker symbol will not change although a “D” will be appended to the trading symbol (ADXSD) for 20 trading days to alert the public regarding the reverse stock split. The new CUSIP number for Advaxis’ common stock post-reverse stock split will be 007624 208.

At the effective time of the reverse stock split, every 125 shares of Advaxis’ issued and outstanding common stock will automatically be combined into 1 issued and outstanding share of common stock without any change in the par value of the shares. This will reduce the number of outstanding common shares of Advaxis from approximately 609 million to approximately 4.9 million. Additional information can be found in a Form 8-K to be filed with the Securities and Exchange Commission.

“The reverse stock split does not fundamentally change stockholder value or the market capitalization of Advaxis, but we believe increasing the price per share will make our stock more attractive to a broader range of institutional and other investors and ultimately increase stockholder value,” commented Thomas A. Moore, Chairman and Chief Executive Officer of Advaxis.

Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split, other than as a result of the cashing out of fractional shares. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in lieu of a fractional share. The outstanding preferred stock will not be affected by the reverse stock split.

It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the reverse stock split, although stockholders may do so if they wish. Please direct any questions you might have concerning the reverse stock split to your broker or our transfer agent, Securities Transfer Corporation, by calling 469-633-0101, ext. 112, or emailing sanchez@stctransfer.com.

Additional information will also be posted on the Advaxis website under the “Reverse Stock Split FAQs” tab.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding the attractiveness of the post-split stock to institutional investors and the ability to increase stockholder value. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2012, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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